Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Forte Biosciences, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: April 10, 2023

JEC II Associates, LLC

By: /s/ Michael Torok
Name:	Michael Torok
Title:	Manager

/s/ Michael Torok
Michael Torok